Exhibit 3.3
Amendment No. 1 to the Bylaws
of
Advanced Environmental Recycling Technologies, Inc.,
a Delaware corporation (the “Corporation”)
by
Written Consent of the Board of Directors of the Company (the “Board”)

Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to such term in the Bylaws of the Corporation (as the same may be amended, restated or otherwise modified, the “Bylaws”).

PRELIMINARY STATEMENT

WHEREAS, the Board wishes to amend the Bylaws to alter certain provisions; and

WHEREAS, pursuant to section 6.19 of the Bylaws, the Bylaws may be amended by the Board, and the Board has consented to the execution of this Amendment No. 1 in accordance with the terms of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.
Addition of Section 6.20. Article VI is hereby amended by adding a new Section 6.20 to the end thereof:

6.20. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of Delaware, (iv) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine, or (v) any action to interpret, apply, enforce or determine the validity of these Bylaws or the Certificate of Incorporation, except for, as to each of clauses (i) through (v) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or (b) for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Section 6.20 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.20 (including, without limitation, each portion of any sentence of this Section 6.20 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.20. Failure to enforce this Section 6.20 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce this Section 6.20.

2.
Entire Agreement. This Amendment No. 1, the Bylaws and the other agreements and documents referred to herein and therein contain the complete agreement and understanding among the parties with respect to the subject matter hereof, and terminate, supersede, and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

3.
Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

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